Exhibit 99.2

Statement Regarding Comments on Keating Capital’s Stock Price

Keating Capital, Inc. is a closed-end fund—not an open-end mutual fund.  Keating Capital calculates its net asset value (“NAV”) on a quarterly basis and then reports the NAV on its financial statements which are filed with the SEC on a quarterly basis.

Open-ended mutual funds, which are much more common than closed-end funds, sell and redeem shares directly to shareholders at the fund’s NAV, which is calculated on a daily basis.

Close-end funds are really financial securities that are traded on the stock market.  Similar to a publicly traded company, a closed-end fund has a fixed number of shares issued and outstanding.  Share prices are determined not by NAV, but by investor demand and supply.  As with any other publicly traded security, the stock prices of closed-end funds fluctuate—sometimes significantly—and at any given point of time can either trade at a discount or premium to NAV.

At the end of each quarter, Keating Capital publishes financial statements and provides a detailed discussion of its financial results information in its SEC filings.  In addition, to assist our stockholders, analysts and other interested parties in fully understanding our business and financial results, we also host a quarterly conference call shortly after our SEC filing.  Materials presented in our quarterly conference call typically include detailed information about each security in our portfolio, such as:  the name of each portfolio company, our initial investment date, a brief description of the security that we own, the number of shares we own, our cost per share, our total cost in dollars, the fair value of each position as of quarter end, and the appreciation/depreciation for each security during that quarter.  These materials are included on our website following the conference call.

Our SEC filings and our conference call materials also provide a summary of our total assets and the calculation of our NAV as well as detail on a line item basis reconciling the change in NAV from the previous quarter—including detail on each portfolio company’s change in unrealized appreciation or depreciation for the quarter.

As of September 30, 2011, Keating Capital’s NAV was $8.27 per share.  At that time, Keating Capital had cash of $45,082,822 and 9,283,604 shares of common stock issued and outstanding, or approximately $4.86 of cash per share.  During the fourth quarter of 2011, Keating Capital has made one additional investment in the amount of $4 million in Agilyx Corporation, an alternative energy company that converts difficult-to-recycle waste plastics into synthetic oil.  Keating Capital expects to report its Q4 2011 financial results sometime in March 2012 and hold its quarterly conference call shortly thereafter.

When thinking about the intrinsic value of Keating Capital, we encourage stockholder to begin by reviewing the most recently published NAV (and related financial statements and supplemental information) contained in our quarterly filings and then to give consideration to any significant events which we may have reported since such filings, both with our overall portfolio and the financial markets in mind.

While we will report significant events affecting Keating Capital as required by SEC rules, as a matter of policy, we will not comment on Keating Capital’s publicly traded stock price other than to remind investors where it is trading in relation to the most recently published NAV.